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                                                              Exhibit (a)(1)(E)

                               NETIQ CORPORATION
                            3553 NORTH FIRST STREET
                              SAN JOSE, CA 95134

                                       , 2001

Dear Employee:

   On behalf of NetIQ Corporation (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") certain outstanding options (the "Old Options") granted to you under the NetIQ Corporation Amended and Restated 1995 Stock Plan, the Mission Critical Software, Inc. 1997 Stock Plan (as amended May 21, 1999), the WebTrends Corporation 1997 Stock Incentive Compensation Plan and the WebTrends Corporation Amended and Restated 1998 Stock Incentive Compensation Plan (collectively, the "Plans"), for new options that the Company will grant under the Plans (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's Offer to Exchange dated May 7, 2001 (the "Offer of Exchange") and the related Letter of Transmittal.

   The Offer expired at 5:00 p.m, Pacific Time, on        , 2001. Promptly
following the expiration of the Offer and pursuant to the terms and conditions
of the Offer, the Company accepted for exchange and canceled on        , 2001
tendered Old Options exercisable for a total of          shares of our common
stock.

   The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of our common stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options under the Plan under which the Old Options were granted exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur before the date when the Company grants such New Options. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that the per share exercise price under the New Options will be based on the fair market value of the shares of the Company at the time of the regrant. Specifically, in accordance with the terms of the Plans, the per share exercise price will equal the highest of:

     (i) the closing selling price per share on the trading day immediately before the day of grant;

     (ii) the average of the high and low per share sales price on the day of grant; or

     (iii) the closing selling price per share on the day of grant for NetIQ stock as reported by the Nasdaq National Market and that the term of the New Options will be seven years calculated as of the original grant date of the Old Options.

   (a) In accordance with the terms and subject to the conditions of the Offer, the Company will grant the New Options on or after the first business day that is at least six months and one day following the date when the tendered options were accepted for exchange and canceled and terminated. We
expect the new option grant to be on or after     , 2001. At that time, option
grant agreements for the New Options will be sent to you for your signature.

   In accordance with the terms of the Offer, you must be an employee of the Company or one of its subsidiaries from the date when you tendered your Old Options through the date when the Company grants the New Options in order to receive your New Options. If, for any reason, you do not remain an employee, then you will not receive New Options or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employment or other service of the Company or any of its subsidiaries.

                                       1
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   If you have any questions about your rights in connection with the grant of
New Options, please call Debra Randall, our Associate Counsel, at (408) 856-
3116.

                                          Sincerely,

                                       2
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                                                                    ATTACHMENT A

                            [NAME OF OPTION HOLDER]

           NUMBER OF OPTION SHARES                           EXERCISE PRICE OF
       SUBJECT TO TENDERED OLD OPTIONS                      TENDERED OLD OPTIONS
            ACCEPTED FOR EXCHANGE                          ACCEPTED FOR EXCHANGE
       -------------------------------                     ---------------------


Subject to the terms and conditions of the Offer, the number of Option Shares
subject to New Options to be granted to you will be          .

                                       3